Exhibit 99.1

NOT FOR IMMEDIATE RELEASE	INVESTOR CONTACT:

David Jones
Chief Financial Officer
865-293-5299

MEDIA CONTACT:

Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Announces Second Quarter 2010

Financial Results

•	Net Revenue less provision for uncollectibles grew 3.7% to $375.5 million over the prior year second quarter

•	Net Earnings of $18.6 million; $20.2 million after adjustment for a contract intangible impairment charge

•	Diluted Net Earnings per share of $0.29; $0.31 excluding the contract intangible impairment charge

•	Adjusted EBITDA of $46.9 million

KNOXVILLE, Tenn. – August 10, 2010 – Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH), one of the largest providers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, today announced results for its second quarter 2010.

“We are very pleased with our second quarter results that are highlighted by our strong quality of earnings. Our top line growth was led by our M&A platform, and the flexibility of our business model enabled us to effectively manage our cost structure in response to a softer volume growth environment,” said TeamHealth President and Chief Executive Officer, Greg Roth. “Despite a difficult same contract volume comparison from the second quarter of 2009, we reported solid Adjusted EBITDA growth and margin improvement and believe the company is well-positioned for continued success in the second half of the year.”

2010 Second Quarter Results

In the second quarter of 2010, net revenue less provision for uncollectibles (“revenue less provision”) increased 3.7% to $375.5 million from $362.1 million in the second quarter of 2009. Acquisitions and same contract revenue contributed 5.5% and 2.5%, respectively, of the growth in net revenue less provision between the quarters. New contracts, net of terminations (excluding the military division) contributed 0.4% of the growth. Net contract changes within the military division reduced quarter-over-quarter net revenue growth by 4.6%.

Same contract revenue less provision for the second quarter of 2010, increased 2.8% to $332.4 million from $323.4 million in the same quarter a year ago. Increases in estimated collections on fee-for-service visits of 5.6% contributed approximately 4.0% of same contract revenue growth between quarters. In light of the very strong same contract volume growth reported in the second quarter of 2009, during the second quarter of 2010, fee-for-service visits realized a modest increase of 0.9%, which contributed a 0.6% increase in same contract revenue growth between quarters. Declines in contract and other revenue, primarily associated with our locum tenens and military divisions, constrained same contract revenue growth by 1.8%. Acquisitions contributed $19.8 million of growth between quarters. Excluding the impact of contracting changes within the military division, net new contract revenue increased by $1.5 million, while changes within military staffing contracts resulted in a decline of $16.8 million between quarters.

Included in the second quarter 2010 financial results was an impairment charge of $2.5 million ($1.5 million after tax) to write off the remaining contract intangible value associated with a contractual relationship acquired in prior years whose expected term is now anticipated to be less than initially estimated.

Reported net earnings were $18.6 million in the second quarter of 2010, or $0.29 diluted net earnings per share, compared to net earnings of $15.8 million, or $0.32 pro forma diluted net earnings per share in the same quarter of 2009. Excluding the impact of the impairment charge, net earnings for the second quarter of 2010 were $20.2 million, and diluted net earnings per share were $0.31.

Adjusted EBITDA for the second quarter of 2010 was $46.9 million compared to $40.8 million in the same quarter of 2009. Adjusted EBITDA margin increased to 12.5% in the second quarter of 2010 from 11.3% in 2009. See “Non-GAAP Financial Measures Reconciliation” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings.

During the second quarter of 2010, cash flow provided by operations was $25.2 million compared to $19.1 million for the same quarter in 2009. Contributing to the $6.1 million increase in operating cash flow were reductions in interest payments between quarters.

2010 First Half Results

Revenue less provision in the six months ended June 30, 2010 increased 4.0% to $740.0 million from $711.7 million in the six months ended June 30, 2009. Revenue less provision from acquisitions and same contract revenue contributed 5.8% and 1.3%, respectively, of the growth between periods. New contracts, net of terminations (excluding the military division) contributed 1.0% of the growth. Net contract changes within the military division reduced period-over-period net revenue growth by 4.1%.

Same contract revenue less provision for the six months ended June 30, 2010, increased 1.5% to $633.0 million from $623.9 million in the same period a year ago. Increases in estimated collections on fee-for-service visits of 4.0% contributed approximately 2.9% of same contract revenue growth between periods. Fee-for-service visits were flat between periods, while declines in contract and other revenue associated with the locum tenens and military divisions constrained same contract revenue growth by 1.4%. Acquisitions contributed $41.3 million of growth between periods. Excluding the impact of contracting changes within the military division, net new contract revenue increased by $7.5 million. Changes within military staffing contracts resulted in a decline in revenue of $29.5 million between periods.

Reported net earnings were $29.5 million in the six months ended June 30, 2010, or $0.46 diluted net earnings per share, compared to net earnings of $41.7 million, or $0.85 pro forma diluted net earnings per share in the same period of 2009. Included in the six months ended June 30, 2010, results were costs associated with the Company’s bond redemption of $16.2 million and the impairment charge of $2.5 million. Financial results for the six months ended June 30, 2010 also reflected a reduction of professional liability reserves related to prior years of $7.2 million compared to a prior year professional liability reserve adjustment of $18.8 million in the six months ended June 30, 2009, resulting from favorable changes in actuarial loss estimates during each period. Following these adjustments, diluted net earnings per share were $0.56 for the six months ended June 30, 2010, compared to $0.62 for the six months ended June 30, 2009.

Adjusted EBITDA for the six months ended June 30, 2010 was $92.7 million compared to $100.3 million in the same period of 2009. Excluding the impact of the prior year professional liability reserve adjustments, Adjusted EBITDA was $85.5 million and $81.5 million, respectively, in each period. See “Non-GAAP Financial Measures Reconciliation” and “Adjusted EBITDA” below for the definition of Adjusted EBITDA and its reconciliation to net earnings.

Cash flow provided by operations for the six months ended June 30, 2010, was $14.5 million compared to cash provided by operations of $49.4 million for the same period of 2009. Included within operating cash flow in 2010 were $13.8 million of cash costs associated with the bond redemption, including $2.8 million of accrued interest payments on bonds that were redeemed.

As of June 30, 2010, the Company had cash and cash equivalents of $33.3 million and a revolving credit facility of $125.0 million (without giving effect to $7.3 million of undrawn letters of credit). During the six months ended June 30, 2010, the Company redeemed $157.5 million of its 11.25% Senior Subordinated Notes, which resulted in a charge of $14.9 million consisting of the payment of bond premiums in the amount of $11.0 million and the write off of $3.9 million of previously deferred financing costs. In addition, interest expense of $1.3 million was recognized on the bonds that were redeemed during the six months ended June 30, 2010. The Company also made scheduled debt payments of $2.1 million during the first six months of 2010. As a result, the Company’s total outstanding debt as of June 30, 2010, was $451.4 million, and there were no amounts outstanding under the revolving credit facility.

“Our M&A pipeline remains strong, and the current environment continues to yield some very attractive growth opportunities,” continued Mr. Roth. “We previously announced the acquisition of Morningstar Emergency Physicians, an ED group headquartered in Oklahoma City with approximately 500,000 annual patient visits. We are very excited by this opportunity to add such an established, high-quality ED platform to significantly expand our presence in Oklahoma, Kansas and surrounding states. We expect this business to have a favorable impact to revenue for the remainder of 2010, while being immediately accretive to earnings,” concluded Mr. Roth.

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “Our organization remains focused on providing the highest quality of care to our patients. Our recent agreement with the Morningstar Emergency Physicians provides further evidence that our model is attractive to strong physician groups serving hospital clients with high expectations. Our proprietary information technology systems and infrastructure investments enable hospitals to drive patient safety, operational efficiency and customer satisfaction goals. With the recent passage of healthcare reform legislation, we continue to believe TeamHealth’s services and infrastructure will be in increasingly greater demand.”

Conference Call

As previously announced, TeamHealth will hold a conference call tomorrow, August 11, to discuss its second quarter 2010 results at 10:00 a.m. (Eastern Daylight Time). The conference call can be accessed live over the phone by dialing 1-877-941-2322, or for international callers, 1-480-629-9715. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4333029. The replay will be available until August 18, 2010.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging on to the Investor Relations section of the Company’s website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call in the Investor Relations section of the Company’s website at www.teamhealth.com.

To learn more about TeamHealth, please visit the company’s website at www.teamhealth.com. TeamHealth uses its website as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company’s website and is readily accessible.

About TeamHealth

TeamHealth (Knoxville, Tenn.) (NYSE: TMH) was founded in 1979 and has become one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Through its seven principal service lines located in 14 regional sites, TeamHealth’s approximately 5,600 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, teleradiology, and pediatric staffing and management services to approximately 525 civilian and military hospitals, clinics, and physician groups in 46 states. For more information about TeamHealth, visit www.teamhealth.com.

Forward Looking Statements

Statements contained herein that are not historical facts and that reflect the current view of Team Health Holdings, Inc. (the “Company”) about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent quarterly report on Form 10-Q and the Company’s most recent annual report on Form 10-K. The

Company’s “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliation

This release includes a table that sets forth a reconciliation of net earnings to Adjusted EBITDA. Adjusted EBITDA under the indenture governing the 11.25% Senior Subordinated Notes is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue less provision for uncollectibles. We believe that the disclosure of the calculation of Adjusted EBITDA and Adjusted EBITDA margin provides information that is useful to an investor’s understanding of our covenant compliance (in the case of Adjusted EBITDA) and financial flexibility. Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under generally accepted accounting principles (“GAAP”). They should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with GAAP.

Since Adjusted EBITDA and Adjusted EBITDA Margin are not measures determined in accordance with GAAP and are susceptible to varying calculations, Adjusted EBITDA and Adjusted EBITDA Margin, as presented, may not be comparable to other similarly titled measures of other companies.

Team Health Holdings, Inc.

Consolidated Balance Sheets

	As of December 31, 2009	As of June 30, 2010
	(Unaudited) (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$170,331	$33,290
Accounts receivable, less allowance for uncollectibles of $178,712 and $203,086 in 2009 and 2010, respectively	237,703	255,302
Prepaid expenses and other current assets	17,040	25,236
Receivables under insured programs	17,615	12,304

Total current assets	442,689	326,132
Investments of insurance subsidiary	86,975	93,805
Property and equipment, net	28,850	29,589
Other intangibles, net	59,505	52,519
Goodwill	213,978	217,682
Deferred income taxes	44,880	39,722
Receivables under insured programs	24,708	30,230
Other	39,361	38,549

	$940,946	$828,228

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$17,472	$12,236
Accrued compensation and physician payable	124,380	110,223
Other accrued liabilities	83,955	76,132
Income tax payable	2,979	7,533
Current maturities of long-term debt	161,752	4,250
Deferred income taxes	34,764	35,783

Total current liabilities	425,302	246,157
Long-term debt, less current maturities	449,273	447,148
Other non-current liabilities	158,703	172,750
Shareholders’ equity (deficit):
Common stock, 100,000 shares authorized, 62,401 and 64,437 shares issued and outstanding at December 31, 2009 and June 30, 2010, respectively	624	644
Additional paid-in capital	490,989	514,359
Accumulated deficit	(582,708)	(553,189)
Accumulated other comprehensive (loss) earnings	(1,237)	359

Total shareholders’ deficit	(92,332)	(37,827)

	$940,946	$828,228

-continued-

Team Health Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended June 30,
	2009	2010
	(Unaudited)
	(In thousands, except per share data)
Net revenue	$635,729	$655,971
Provision for uncollectibles	273,640	280,445

Net revenue less provision for uncollectibles	362,089	375,526
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	278,151	283,601
Professional liability costs	12,399	13,282
General and administrative expenses	31,614	32,942
Other expenses	580	777
Depreciation and amortization	4,707	6,423
Interest expense, net	9,026	4,922
Transaction costs	79	393
Impairment of intangibles	—	2,523

Earnings before income taxes	25,533	30,663
Provision for income taxes	9,700	12,043

Net earnings	$15,833	$18,620

	Three Months Ended June 30,
	2009 (Pro forma)	2010
Net earnings per share
Basic	$0.32	$0.29
Diluted	$0.32	$0.29
Weighted average shares outstanding
Basic	48,788	64,166
Diluted	48,994	64,711

-continued-

Team Health Holdings, Inc.

Consolidated Statements of Operations

	Six Months Ended June 30,
	2009	2010
	(Unaudited)
	(In thousands, except per share data)
Net revenue	$1,230,521	$1,287,937
Provision for uncollectibles	518,846	547,945

Net revenue less provision for uncollectibles	711,675	739,992
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	547,083	566,426
Professional liability costs	5,666	19,219
General and administrative expenses	60,834	63,743
Other expenses	1,519	716
Depreciation and amortization	9,332	12,838
Interest expense, net	19,122	10,685
Transaction costs	159	458
Impairment of intangibles	—	2,523
Loss on extinguishment of debt	—	14,862

Earnings before income taxes	67,960	48,522
Provision for income taxes	26,229	19,004

Net earnings	$41,731	$29,518

	Six Months Ended June 30,
	2009 (Pro forma)	2010
Net earnings per share
Basic	$0.85	$0.46
Diluted	$0.85	$0.46
Weighted average shares outstanding
Basic	48,874	64,056
Diluted	49,030	64,618

-continued-

Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Three Months Ended June 30,
	2009	2010
	(Unaudited)
	(In thousands)
Operating Activities
Net earnings	$15,833	$18,620
Adjustments to reconcile net earnings:
Depreciation and amortization	4,707	6,423
Amortization of deferred financing costs	518	492
Employee equity based compensation expense	185	406
Provision for uncollectibles	273,640	280,445
Impairment of intangibles	—	2,523
Deferred income taxes	803	(1,242)
Loss on disposal of equipment	9	5
Equity in joint venture income	(610)	(612)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(270,477)	(285,428)
Prepaids and other assets	(14,168)	(8,834)
Income tax accounts	1,035	4,634
Accounts payable	461	(375)
Accrued compensation and physician payable	7,890	3,829
Other accrued liabilities	(5,278)	(838)
Professional liability reserves	4,548	5,157

Net cash provided by operating activities	19,096	25,205
Investing Activities
Purchases of property and equipment	(2,560)	(2,685)
Purchases of investments by insurance subsidiary	(55,253)	(17,995)
Proceeds from investments by insurance subsidiary	55,030	13,765
Other investing activities	3	4

Net cash used in investing activities	(2,780)	(6,911)
Financing Activities
Payments on notes payable	(1,063)	(1,063)
Proceeds from revolving credit facility	—	800
Payments on revolving credit facility	—	(800)
Proceeds from the exercise of stock options	—	379
Redemption of common units	(1,710)	—

Net cash used in financing activities	(2,773)	(684)

Net increase in cash	13,543	17,610
Cash and cash equivalents, beginning of period	66,324	15,680

Cash and cash equivalents, end of period	$79,867	$33,290

Interest paid	$14,898	$6,369

Taxes paid	$7,863	$8,640

-continued-

Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2009	2010
	(Unaudited)
	(In thousands)
Operating Activities
Net earnings	$41,731	$29,518
Adjustments to reconcile net earnings:
Depreciation and amortization	9,332	12,838
Amortization of deferred financing costs	1,036	1,029
Employee equity based compensation expense	371	610
Provision for uncollectibles	518,846	547,945
Impairment of intangibles	—	2,523
Deferred income taxes	5,520	5,207
Loss on extinguishment of debt	—	3,837
Loss on disposal of equipment	39	9
Equity in joint venture income	(993)	(1,137)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(514,190)	(565,545)
Prepaids and other assets	(16,898)	(10,605)
Income tax accounts	12,480	4,609
Accounts payable	(2,713)	(5,018)
Accrued compensation and physician payable	1,281	(14,477)
Other accrued liabilities	198	697
Professional liability reserves	(6,677)	2,481

Net cash provided by operating activities	49,363	14,521
Investing Activities
Purchases of property and equipment	(4,036)	(3,874)
Cash paid for acquisitions, net	(2,699)	(4,159)
Purchases of investments by insurance subsidiary	(73,151)	(27,871)
Proceeds from investments by insurance subsidiary	67,830	21,817
Other investing activities	3	4

Net cash used in investing activities	(12,053)	(14,083)
Financing Activities
Payments on notes payable	(2,125)	(2,125)
Payments on 11.25% senior subordinated notes	—	(157,502)
Proceeds from revolving credit facility	—	56,800
Payments on revolving credit facility	—	(56,800)
Proceeds from sale of common shares	—	21,769
Proceeds from the exercise of stock options	—	379
Redemption of common units	(1,716)	—

Net cash used in financing activities	(3,841)	(137,479)

Net increase (decrease) in cash	33,469	(137,041)
Cash and cash equivalents, beginning of period	46,398	170,331

Cash and cash equivalents, end of period	$79,867	$33,290

Interest paid	$19,388	$12,920

Taxes paid	$8,195	$9,233

-continued-

Team Health Holdings, Inc.

Adjusted EBITDA

The following table sets forth a reconciliation of net earnings to Adjusted EBITDA. Adjusted EBITDA under the indenture governing the senior subordinated notes is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of our financial flexibility under our indenture covenants. Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
	(in thousands)
Net earnings	$15,833	$18,620	$41,731	$29,518
Interest expense, net	9,026	4,922	19,122	10,685
Provision for income taxes	9,700	12,043	26,229	19,004
Depreciation and amortization	4,707	6,423	9,332	12,838
Other expenses(a)	580	777	1,519	716
Loss on extinguishment of debt(b)	—	—	—	14,862
Impairment of intangibles	—	2,523	—	2,523
Transaction costs(c)	79	393	159	458
Stock based compensation expense(d)	185	406	371	610
Insurance subsidiary interest income	638	685	1,497	1,369
Severance and other charges	10	83	322	96

Adjusted EBITDA*	$40,758	$46,875	$100,282	$92,679

*	Adjusted EBITDA totals are not adjusted for the favorable effects of professional liability loss reserve adjustments associated with prior years of $18,824 and $7,219 for the six months ended June 30, 2009 and 2010, respectively. Adjusting for the effects of professional liability loss reserve adjustments associated with prior years, Adjusted EBITDA would have been reduced to $81,458 and $85,460 for the six months ended June 30, 2009 and 2010, respectively.
(a)	Reflects sponsor management fee and loss on disposal of assets in 2009 and loss on disposal of assets and unrealized loss on investments in 2010.
(b)	Reflects the loss on the redemption of a portion of the 11.25% Senior Subordinated Notes, including the write-off of deferred financing costs of $3,837.
(c)	Reflects expenses associated with acquisition transaction fees.
(d)	Reflects, for 2009, costs related to the recognition of expense in connection with the issuance of restricted units under the Team Health, Inc. 2005 Unit Plan and, for 2010, reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Stock Incentive Plan.

-continued-

Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue less provision for uncollectibles includes revenue from contracts that have been in effect for prior periods (same contracts) and from new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended June 30,
	2009	2010
	(in thousands)
Same contracts:
Fee-for-service revenue	$226,820	$241,578
Contract and other revenue	96,611	90,815

Total same contracts	323,431	332,393
New contracts, net of terminations:
Fee-for-service revenue	14,067	12,131
Contract and other revenue	24,591	11,225

Total new contracts, net of terminations	38,658	23,356
Acquired contracts:
Fee-for-service revenue	—	11,338
Contract and other revenue	—	8,439

Total acquired contracts	—	19,777
Consolidated:
Fee-for-service revenue	240,887	265,047
Contract and other revenue	121,202	110,479

Total net revenue less provision for uncollectibles	$362,089	$375,526

The following table reflects the visits and procedures included within fee-for-service revenues described in the table above:

	Three Months Ended June 30,
	2009	2010
	(in thousands)
Fee-for-service visits and procedures:
Same contract	1,869	1,885
New and acquired contracts, net of terminations	132	152

Total fee-for-service visits and procedures	2,001	2,037

-continued-

Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue less provision for uncollectibles includes revenue from contracts that have been in effect for prior periods (same contracts) and from new and acquired contracts during the periods, as set forth in the table below:

	Six Months Ended June 30,
	2009	2010
	(in thousands)
Same contracts:
Fee-for-service revenue	$435,039	$452,360
Contract and other revenue	188,821	180,604

Total same contracts	623,860	632,964
New contracts, net of terminations:
Fee-for-service revenue	33,733	35,561
Contract and other revenue	51,164	27,271

Total new contracts, net of terminations	84,897	62,832
Acquired contracts:
Fee-for-service revenue	2,918	27,432
Contract and other revenue	—	16,764

Total acquired contracts	2,918	44,196
Consolidated:
Fee-for-service revenue	471,690	515,353
Contract and other revenue	239,985	224,639

Total net revenue less provision for uncollectibles	$711,675	$739,992

The following table reflects the visits and procedures included within fee-for-service revenues described in the table above:

	Six Months Ended June 30,
	2009	2010
	(in thousands)
Fee-for-service visits and procedures:
Same contract	3,533	3,531
New and acquired contracts, net of terminations	341	422

Total fee-for-service visits and procedures	3,874	3,953

###